EXHIBIT 10.36

AMENDED AND RESTATED
HOMEOWNER ASSOCIATION OVERSIGHT,
CONSULTING AND EXECUTIVE MANAGEMENT SERVICES AGREEMENT
This Amended and Restated Homeowner Association Oversight, Consulting and Executive Management Services Agreement (the “Agreement”) is made and is effective this 31st day of December, 2012 (“Effective Date”), by and between Diamond Resorts Corporation, a Maryland corporation (the “Company”), and Hospitality Management and Consulting Service, L.L.C., a Nevada limited liability company (“Manager”).
RECITALS
WHEREAS, Company and Manager entered into that certain Homeowner Association Oversight, Consulting and Executive Management Services Agreement, dated as of December 31, 2010 (the “Original Agreement”); and
WHEREAS, Company is in the business (the “Business”) of developing, marketing and operating timeshare vacation ownership resorts in the United States and abroad and, in furtherance thereof, providing management services for the benefit of the trusts, not-for-profit associations and other similar entities formed to represent interests of owners of time share resort intervals relative to such vacation ownership resorts (the “HOAs”); and
WHEREAS, Manager has over 25 years experience in providing management, consulting and oversight services to trusts, not-for-profit associations and other similar entities formed to represent interests of owners of time share resort intervals in the timeshare industry, and possesses capabilities and experience in providing executive management services to timeshare vacation ownership resorts and homeowner associations relative thereto; and
WHEREAS, Manager has employees with experience in performing executive management and consulting services; and
WHEREAS, Company seeks to continue to retain Manager to provide management and oversight services to and for the benefit of the HOAs, as well as to provide certain employees to perform executive management and consulting services directly to Company in furtherance of Company’s business and operations; and
WHEREAS, Company and Manager desire to amend and restate the Original Agreement to set forth the obligations of Manager in connection with the provision of executive management, oversight and consulting services to the HOAs and Company.
NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, the sufficiency of which consideration is hereby acknowledged, Company and Manager do hereby agree as follows:

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1. RELATIONSHIP OF THE PARTIES
1.1    Independent Contractor Status. Except as otherwise expressly set forth herein, for purposes of this Agreement it is acknowledged and agreed that Company and Manager are at all times acting and performing hereunder as independent contractors, retaining control over and responsibility for their own respective operations and personnel. Neither Manager nor its principals, members, directors, officers or employees shall be considered employees or agents of the Company as a result of this Agreement. Each party shall be solely responsible for compliance, and shall indemnify the other party for its noncompliance, with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants. Nothing in this Agreement shall at any time be construed so as to create the relationship of employer and employee between the Company and any employee of Manager. The employment of each employee of Manager is at-will, and each such employee of Manager or the Manager may terminate such employee’s employment with Manager at any time and for any reason.
1.2    Non-Assumption of Liabilities. Unless otherwise specifically provided for under the terms of this Agreement, all debts and liabilities of a party to this Agreement to third parties, whether existing or future, shall be the debts and liabilities of such party and not of the other party, and neither party shall be liable for any debts or liabilities of the other party. Each party shall, and hereby does agree to, indemnify the other party against any debts, obligations or liabilities of the indemnifying party unless such debts, obligations or liabilities are specifically provided in this Agreement to be borne by such indemnified party.
2. OBLIGATIONS OF MANAGER
2.1    HOA Management Services. To and for the benefit of the Company and the HOAs, Manager shall render executive and strategic oversight of services provided by the Company through its subsidiaries to HOAs (“HOA Management Services”), including but not limited to management, supervision, advice and assistance concerning any and all aspects of the operations, planning and financing of the HOAs, as needed from time to time. The Manager shall perform the HOA Management Services in accord with Good HOA Management Practice, as hereinafter defined. The means and methods by which Manager performs its duties hereunder in accordance with such standard shall be determined solely by Manager. The Manager shall have the authority to engage such professionals, including legal counsel, accountants and financial advisors, on behalf of and at the expense of the Company, subject to the approval of the Company, as Manager may determine necessary in the course of providing any HOA Management Services; provided, that the Company’s approval shall not be required to engage professionals for the performance of services that results in fees and expenses that are less than $50,000 per year in the aggregate. Manager may provide, sub-contract for the provision of, or arrange for the employment (by Manager or Company) of all personnel as may be reasonably necessary for the provision of the HOA Management Services, on behalf and at the expense of the Company, subject to the approval of the Company; provided, however, that Manager shall remain primarily responsible for the provision of such HOA Management Services, whether provided through Manager’s employees, subcontractors or personnel employed by the Company at Manager’s direction. For purposes of this Agreement, the

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phrase “Good HOA Management Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the homeowner property management industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good HOA Management Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region.
2.2    Corporate Management Services. To and for the benefit of the Company, Manager shall render executive, corporate and strategic oversight of the Company’s operations and administrative services (“Corporate Management Services”), subject to the direction of the Company’s Board of Directors. The employees of Manager as of the date of this Agreement providing HOA Management Services and Corporate Management Services are set forth on Schedule A attached hereto. The Manager shall have the authority to engage such professionals, including legal counsel, accountants and financial advisors, on behalf of and at the expense of the Company, subject to the approval of the Company, as Manager may determine necessary in the course of providing any Corporate Management Services; provided, that the Company’s approval shall not be required to engage professionals for the performance of services that results in fees and expenses that are less than $50,000 per year in the aggregate. Manager may provide, sub-contract for the provision of, or arrange for the employment (by Manager or Company) of all personnel as may be reasonably necessary for the provision of the Corporate Management Services on behalf of and at the expense of the Company, subject to the approval of the Company; provided, however, that Manager shall remain primarily responsible for the provision of such Corporate Management Services, whether provided through Manager’s employees, subcontractors or personnel employed by the Company at Manager’s direction. Notwithstanding any of the foregoing to the contrary, no executive managerial services to be provided by Stephen J. Cloobeck (or JHJM Nevada I, LLC, as applicable) or David F. Palmer (or Chautauqua Management, LLC, as applicable) may be subcontracted by Manager.
2.3     Full Time and Attention. Manager shall cause Stephen J. Cloobeck (or JHJM Nevada I, LLC, as applicable) to serve and fulfill the duties as the Company’s Chairman and, for so long as he is employed by Manager, David F. Palmer (or Chautauqua Management, LLC, as applicable) to serve and fulfill the duties as the Company’s President and Chief Executive Officer. Manager shall cause each of Stephen J. Cloobeck (or JHJM Nevada I, LLC, as applicable), David F. Palmer (or Chautauqua Management, LLC, as applicable) and any other employee or contractor of Manager who shall serve as an officer of the Company to devote his full business time and attention to the Company. Notwithstanding any of the foregoing, Stephen J. Cloobeck (or JHJM Nevada I, LLC, as applicable), David F. Palmer (or Chautauqua Management, LLC, as applicable) and any other employee or contractor of Manager who shall serve as an officer of the Company may devote reasonable time and effort to outside non-business activities, such as serving on the boards of directors, engaging in charitable or community activities, or managing his/her personal investments; provided that such activities do not (i) in any way interfere with the regular performance of his duties hereunder, (ii) compete with the Company, or (iii) in the reasonable judgment of the Company’s Board of Directors, reflect poorly upon the Company.

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2.4    Amending Services. In the event that Company and Manager desire to (i) have Manager provide services in addition to those enumerated herein, (ii) reduce or eliminate certain services enumerated herein, or (iii) change the personnel or allocation of salary and time provided by personnel providing HOA Management Services and/or Corporate Management Services, the parties shall negotiate in good faith the options available for obtaining or reducing such services or personnel, and the related terms, conditions and costs hereof, and the parties shall amend Schedule A to this Agreement accordingly.
2.5    Provision of Services to Third Parties. Subject to Sections 2.3 and 9.11, Manager may provide HOA Management Services or Corporate Management Services to third parties, including Persons owned and/or controlled by Stephen J. Cloobeck; provided, however, (i) Manager shall not engage in the Business and compete with the Company, (ii) Manager shall not provide any HOA Management Services or Corporate Management Services to any Person engaged in the Business, (iii) Manager shall not share any Company Work Product or Confidential Information (as such terms are hereinafter defined) with any third party, (iv) Manager shall maintain separate accounts to account for the expenses incurred to provide such services (which expenses shall not be borne by the Company), and (v) Manager shall have provided the Board of the Company the details of any such provision of HOA Management Services or Corporate Management Services to third parties, and the Board shall have approved of the same; provided further, that the unanimous approval of the Board shall be required in the event that the provision of such HOA Management Services or Corporate Management Services in a particular transaction (or a group of related transactions) (x) will cost more than $250,000 annually, or (y) will result in revenues and fees to Manager of more than $500,000 annually.
2.6    Compliance with Homeowner Association Agreements. Manager shall comply, in the performance of the HOA Management Services and the Corporate Management Services under this Agreement, with the obligations of the Company and its subsidiaries set forth in their agreements with the HOAs.
3.    OBLIGATIONS OF COMPANY
3.1    General. Company expressly acknowledges and agrees that performance of Manager’s obligations hereunder will require the timely cooperation and support of Company, its officers, and agents, and affirm that they will use their commercially reasonable efforts to ensure that Manager is provided in timely fashion the information, including financial data, required by it in the performance of its duties hereunder.
3.2    Insurance. Company shall, at Company’s sole cost and expense, obtain and maintain in effect throughout the term of this Agreement, insurance policies providing for the following coverages in respect of the services performed under this Agreement: (a) a commercial general liability policy protecting against any and all claims for injury to persons or property occurring in, on or about any of the Company’s properties and protecting against assumed or contractual liability; (b) workers’ compensation coverage of the employees of Manager in such amounts as required by law; (c) errors and omissions insurance covering the employees of Manager; (d) business interruption insurance to cover any cessation of operations of Company, and as a result thereof, Manager; and (e) such other insurance as the parties may agree upon, in each and every case naming

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Manager as an additional insured under each such policy, and in such reasonable amounts typically used by businesses of comparable size as Company. All insurance policies to be procured by Company shall: (i) be issued by insurance companies reasonably satisfactory to Manager and authorized to do business in the State of Nevada; (ii) be written as primary policy coverage and non-contributing with respect to any coverage which Company may carry and that any coverage carried by Company shall be excess insurance; and (iii) contain a requirement that Manager be notified by the insurer in the event of any cancellation or termination of such policy or if Company shall be in default of such policy. Upon Manager’s request, Company shall deliver a duplicate original or certified copy of each such policy or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Agreement and containing provisions specified herein, together with evidence of payment of all applicable premiums. Each and every insurance policy required to be carried hereunder by or on behalf of Company shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that, unless Manager shall first have been given thirty (30) days’ prior written notice thereof, the insurer will not cancel, materially change or fail to renew the coverage provided by such insurance policy. The term “insurance policy” as used herein shall be deemed to include any extensions or renewals of such insurance policy..
4.    FEES TO MANAGER AND PAYMENT OF OPERATING EXPENSES
4.1    HOA Management Services Fee. In consideration for Manager’s services hereunder, Company, at such times as may be approved by the Board of Directors of the Company (the “Board”), but not less than monthly, shall pay Manager, in addition to the Corporate Management Services Fee, the Annual Bonus, and the reimbursement of any and all of Manager’s expenses reasonably incurred in the performance of services under this Agreement, including those pursuant to Section 4.4, an annual fee for the HOA Management Services equal to the amount set forth on Schedule A attached hereto (the “HOA Management Services Fee”); provided, that any HOA Management Services Fee earned but not previously paid hereunder shall be paid in full at the time such payment is approved hereunder. Manager shall be entitled to an additional fee or fees in connection with any other additional services provided for the benefit of the HOA’s only if such additional fee or fees are separately agreed upon by Company and Manager prior to the consummation of any such transaction. The parties intend that the HOA Management Service Fee shall not be considered “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
4.2    Corporate Management Services Fee. In consideration for Manager’s services hereunder, the Company, at such times as may be approved by the Board, but not less than monthly, shall pay Manager, in addition to the HOA Management Services Fee, the Annual Bonus and the reimbursement of any and all of Manager’s expenses reasonably incurred in the performance of services under this Agreement, including those pursuant to Section 4.4, an annual fee for the Corporate Management Services equal to the amount set forth on Schedule A attached hereto (the “Corporate Management Services Fee”); provided, that any Corporate Management Services Fee earned but not previously paid hereunder shall be paid in full at the time such payment is approved hereunder. Manager shall be entitled to an additional fee or fees in connection with any advice or assistance rendered in connection with any acquisitions, dispositions, financing transactions or other

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significant transactions undertaken by Company or any of its subsidiaries only if such additional fee or fees are separately agreed upon by Company and Manager prior to the consummation of any such transaction. The parties intend that the Corporate Management Service Fee shall not be considered “non-qualified deferred compensation” for purposes of Section 409A.
4.3    Bonus. In consideration for Manager’s services hereunder, the Company, at such times as may be approved by the Board, shall pay Manager, in addition to HOA Management Services Fee, the Corporate Management Services Fee and the reimbursement of any and all of Manager’s expenses reasonably incurred in the performance of services under this Agreement, including those pursuant to Section 4.4, an annual incentive bonus (the “Annual Bonus”) subject to achieving certain performance goals and metrics established by the Board at the time of approval by the Board of the Company’s annual operating budget which, for purposes of complying with Section 409A, shall be adopted on or prior to the ninetieth (90th) day of the year with respect to which a particular Annual Bonus is to be paid; provided, that the amount of Annual Bonus to be paid shall not be less than the “Minimum Annual Bonus” amount set forth on Schedule A, as amended from time to time (the “Minimum Annual Bonus”). The Board shall determine in its sole discretion the amount of the Annual Bonus allocable to each of the HOA Management Services and the Corporate Management Services. The Board shall determine in its sole discretion whether the goals for any such fiscal year have been attained based on the Company’s financial results for such fiscal year (the date on which the Board makes such determination, the “Bonus Determination Date”). The Annual Bonus with respect to any fiscal year of the Company shall be paid no later than one hundred twenty (120) days after the Bonus Determination Date or, if earlier, the last day of the calendar year following the calendar year with respect to which the Annual Bonus is paid. The HOA Management Services Fee, the Corporate Management Services Fee and the Minimum Annual Bonus shall be subject to increase, at the discretion of the Company, in connection with the adoption of the Company’s annual operating budget, and Schedule A shall be amended accordingly. For purposes of complying with Section 409A, the parties hereto intend that the portion of the Annual Bonus that exceed the Minimum Annual Bonus shall constitute performance-based compensation (as described in Treas. Reg. Section 1.409A-1(e)), and shall be administered in accordance with such intent.
4.4    Management Operating Expenses. Manager will not be obligated to make any advance to, or for the account of, the Company or to pay any sums, except out of funds held in accounts maintained by the Company, nor will Manager be obligated to incur any liability or obligation for the account of the Company without assurance that the necessary funds for the discharge of the liability or obligation will be provided by the Company to Manager. Without limiting the generality of the foregoing, and provided the expenses are within the annual operating budget as approved by the Company (as such budget may be amended from time to time), (i) the Company will reimburse all reasonable out-of-pocket expenses incurred by Manager, or any agents, representatives or Affiliates thereof, that are necessary to provide services pursuant to Section 2.1 of this Agreement, following presentation of proper vouchers, invoices or receipts, and (ii) the Company shall directly pay any outside service providers (e.g., lawyers, accountants, registered agents, etc.) contracted by Manager, or any agents, representatives or Affiliates thereof, that are necessary to provide services to the Company pursuant to Section 2.1 of this Agreement. All of such reimbursements shall be made within the terms of the third party service provider’s payment

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conditions as provided to Company at the time such third party was retained by Manager. For purposes of compliance with Section 409A, all such reimbursements shall be made as soon as administratively feasible, but in all cases no later than March 15 of calendar year after the calendar year in which such expenses were incurred.
4.5    Employee Benefits.
4.5.1    During the term of this Agreement, at the Company’s sole cost and expense, the Manager shall become a participating employer in the employee benefit plans of the Company and Stephen J. Cloobeck, David F. Palmer and the employees of Manager shall be eligible to participate in such benefits plans (other than equity based plans, if any) that are generally made available to the employees of the Company from time to time and in accordance with the provisions and requirements of such plans.
4.5.2    For Stephen J. Cloobeck, David F. Palmer and the employees of Manager who were employed by the Company immediately prior to the date of this Agreement (the “Transferred Employees”), (a) such employee benefits at the commencement of this Agreement shall be substantially similar to those provided to such persons immediately prior to such commencement, subject to the Company’s right from time to time thereafter to adjust the benefits plans and level of benefits generally made available to all of the Company’s employees, (b) each Transferred Employee shall receive service credit for purposes of eligibility, vesting and benefit accrual (but only to the extent it would not result in a duplication of benefits) for prior service with the Company prior to being employed or engaged by Manager and shall continue to receive service credit for purposes of eligibility, vesting and benefit accrual (but only to the extent it would not result in a duplication of benefits) under such benefits plans during the tenure of each Transferred Employee’s employment or engagement by Manager, and (c) the Company shall transfer and assign to Manager all amounts relating to each such Transferred Employee’s accrued vacation benefits as of the date of the commencement of this Agreement and, from and after such commencement, the vacation benefits of each Transferred Employee shall be a liability of Manager. The Company shall be responsible for and shall pay for any and all costs, expenses and liabilities, whether contingent or otherwise, incurred or to be incurred by Manager in connection with the transfer of the Transferred Employees.
4.5.3     For Stephen J. Cloobeck, David F. Palmer and the employees of Manager who were employed by Manager prior to the date of this Agreement, effective as of such commencement, such Persons shall be provided with benefits which are substantially identical to those provided to the Transferred Employees, subject to the Company’s right from time to time thereafter to adjust the benefits plans and level of benefits generally made available to all of the Company’s employees.
4.5.4     To the extent that Manager, in consultation with the Company, elects to provide employee benefits to its employees in lieu of the Company, and provided such benefit plans follow and are substantially the same as the then existing benefit plans of the Company, the Company shall (a) be responsible for establishing such benefits plans on behalf of Stephen J. Cloobeck, David F. Palmer and the employees of Manager, including,

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without limitation, preparing such documents and filings, and engaging counsel and advisors, in connection therewith, (b) transfer and assign all accrued amounts relating to the Transferred Employees’ employee benefits which are eligible for transfer or assignment, and (c) reimburse Manager for the cost of providing such employee benefits. Manager shall waive all limitations as to preexisting conditions, exclusions, proof of insurability, and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any health and welfare benefit plans of Manager in which such Transferred Employees may be eligible to participate.
4.5.5    To the extent that this Agreement is terminated and Manager terminates any of Stephen J. Cloobeck, David F. Palmer or any employee as a result thereof, the Company shall be responsible for payment of any premiums for continued health coverage under COBRA to the extent that any such terminated Person remains eligible for, and elect, such coverage under COBRA; provided, that the Company shall have no further obligation to pay for any such Person’s premiums for continued health coverage under COBRA if such Person becomes employed and is eligible for coverage under a new employer’s health plan.
4.5.6    To the extent that the Company incurs any costs or liabilities in connection with the administration of employee benefits or payroll, whether on behalf of itself or Manager, the Company shall be responsible for any such costs or liabilities, and shall indemnify Manager for the same.
4.6    Severance. The Company shall be responsible for any severance or termination payments payable to any of the Persons set forth on Schedule A hereto pursuant to any severance agreement, employment agreement, contractor agreement, services agreement, separation agreement or other similar agreement with Manager, resulting from the termination of such Person’s employment or engagement with Manager during the term of this Agreement or immediately following the termination of this Agreement; provided, except as set forth on Schedule A, such severance arrangements are no more favorable than the severance arrangements provided by the Company. The current amount of potential severance liability is set forth on Schedule A. Upon the incurrence of any severance obligation, the parties shall amend Schedule A to include such severance or termination payments.
5.    TERM OF AGREEMENT
5.1    Term. This Agreement shall be effective as of the Effective Date hereof and shall continue in full force and effect for a period of three (3) years unless and until terminated by either party as hereinafter provided. This Agreement shall thereafter be automatically renewed for successive annual periods unless the Company or Manager terminates this Agreement by giving at least 60 days’ written notice to the other party prior to the commencement of a renewal period or unless and until terminated by either party as hereinafter provided; provided, however, that this Agreement shall be terminated automatically without any action or notice to Manager (a) in the event that Stephen J. Cloobeck no longer serves as the Chairman (or similar position) of the Company or (b) upon the consummation of a Change of Control. For purposes hereof, a “Change of Control” shall mean any transaction pursuant to which the Company sells its business other than to any Affiliate of the Company by (x) a sale or conveyance of all or substantially all of the Company’s

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assets to any Person, or (y) a sale or conveyance of the equity interests in the Company, or a merger or consolidation of the Company with any Person, in any such case in which the Company’s shareholders, immediately prior to such transaction shall own in the aggregate, immediately after giving effect thereto, less than a majority of the voting interests or the economic interests of the surviving entity (or its parent) or the purchasing entity (or its parent), as the case may be; a public offering of the Company’s equity securities shall not be considered a Change of Control for purposes hereof.
5.2    Termination Upon Cause or Upon a Specified Event.
5.2.1    Either party shall be entitled to terminate this Agreement upon written notice if the other party fails to keep, observe or perform any material covenant agreement, term or provision of this Agreement, required to be kept, observed or performed by such party, and such failure shall continue for a period of thirty (30) days after written notice thereof to the defaulting party (unless such failure cannot be cured within thirty (30) days, in which event this Agreement shall not be terminable pursuant to this Section 5.2.1 if the defaulting party commences to cure such failure within the thirty (30) day period and diligently proceeds in good faith to complete the same).
5.2.2    This Agreement shall terminate if either party dissolves or voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or either party is the subject of an involuntary petition in bankruptcy which is not set aside within sixty (60) days of its filing.
5.3    Actions Upon Termination. Upon termination of this Agreement, and subject in all respects to Sections 8.1 and 8.3, Company shall receive from Manager all proprietary information and data, including, but not limited to, administrative, accounting and personnel policy and procedure manuals prepared by Manager, (but excluding standard, off-the-shelf and non-customized computer software and hardware systems owned by Manager), and all data accumulated through Manager’s provision of HOA Management Services or Corporate Management Services or through its business administration, utilization management or quality improvement systems, programs, plans or procedures, including, in each case, Work Product and Confidential Information (as such terms are defined below), and shall use commercially reasonable efforts to assist and cooperate with Company to effect the transition to another administrative company if one is appointed by Company to succeed Manager, or to the Company, if no administrative company is appointed. Upon termination, Manager shall deliver to Company all funds, if any, controlled by or in the possession of Manager as agent for Company; provided, however, that Manager shall be entitled to receive all compensation, disbursements (including pro rated portions of (i) the HOA Management Services Fee, (ii) the Corporate Management Services Fee and (iii) the Minimum Annual Bonus, and reimbursement of operating expenses) and payments which have accrued to Manager or been incurred by, for or on behalf of Company by Manager under this Agreement.
6.    INDEMNIFICATION

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6.1    Indemnification. Each party hereto (the “Indemnifying Party”) shall indemnify and hold harmless the other party from any and all liability, costs and expenses, including, but not limited to, reasonable attorney’s fees, caused by or resulting from the gross negligence, willful misconduct or fraud of any member, officer, director, representative, employee, agent, servant or contractor of the Indemnifying Party or by any person acting for or on behalf of the Indemnifying Party. In addition, the Company shall indemnify and hold Manager harmless from any and all liability, costs and expenses, including, but not limited to, reasonable attorney’s, accountant’s and consultant’s fees, caused by, resulting from or relating to (a) any breach by the Company of Section 4.5 of this Agreement, (b) the transfer of the Transferred Employees from the Company to Manager, (c) any claim by any Transferred Employee relating to anything occurring during such Transferred Employee’s employment by the Company, or (d) Manager acting as the agent of the Company pursuant to the terms of this Agreement, or any action or inaction by Manager taken on behalf of the Company in good faith pursuant to the terms of this Agreement; provided, however, that the Company shall have no obligation to indemnify Manager for any action or inaction attributable to the gross negligence, willful misconduct or fraud of the Manager or its employees.
6.2    Notice of Indemnification Claims. A party seeking indemnification under Section 6.1 shall give the other party notice of such claim in writing as soon as practicable under the circumstances, but in no event later than thirty (30) days after the party’s actual knowledge of such claim or action, except that in the event that the party seeking indemnification learns of the claim when served with a complaint, petition or other document requiring response to a court, agency or other governmental body, then the party seeking indemnification shall notify the other party within forty-eight (48) hours of receiving such complaint, petition or document. The notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be, sustained by said party. To the extent that the Indemnifying Party is or will be actually and materially prejudiced as a result of the failure to provide timely notice of a claim hereunder, the Indemnifying Party’s liability shall be reduced proportionate to such prejudice.
6.3    Procedure. The Indemnifying Party shall have the right to assume the defense of any claim for which indemnification is sought under Section 6.1 with counsel designated by it and reasonably satisfactory to the indemnified party (not to be unreasonably withheld, delayed or conditioned). The Indemnified Party shall be entitled, at its expense, to participate in any action, suit or proceeding, the defense of which has been assumed by the Indemnifying Party. Notwithstanding the foregoing, (i) the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel for the Indemnified Party to the extent that it shall have failed to assume the defense of the claim and (ii) the indemnifying party shall not settle or consent to the entry of any judgment for such claim against the indemnified party without the consent of the indemnified party, which shall not be unreasonably withheld, conditioned or delayed.
6.4    Survival. This indemnification shall survive the termination or expiration of this Agreement.
6.5    No Consequential Damages. Neither party shall be liable to the other for any claim for indirect, incidental, special or consequential damage or loss of the other party.

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7.    DISPUTE RESOLUTION
7.1    Dispute Resolution. The parties hereto shall, and shall cause their respective Affiliates to, resolve any dispute, controversy or claim whatsoever between the parties hereto arising out of or in connection with this Agreement and any transactions contemplated hereby (a “Dispute”) in accordance with the following procedures: within 30 business days after any party has served written notice on the other party, such Dispute shall be submitted to the Las Vegas, Nevada office of JAMS for mediation. The mediation shall take place in Nevada. Notwithstanding anything contained in this Agreement to the contrary, in no event will any party be obligated to participate in any mediation for more than 30 business days.
7.2    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF.
7.3    Venue; Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT ONLY IN A STATE OR FEDERAL COURT IN AND FOR CLARK COUNTY, NEVADA AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT THE ADDRESS AS PROVIDED ON THE SIGNATURE PAGES HERETO. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE FOR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
8.    PROPRIETARY/CONFIDENTIAL INFORMATION
8.1    Work Product. All programs, documentation, policies, concepts, ideas, innovations, improvements, developments, methods, analyses and designs or other materials or other works of authorship developed, created or assembled by Manager pursuant to this Agreement, including but not limited to, all data accumulated through Manager’s provision of HOA Management Services and its business administration, utilization management and quality improvement systems, programs, plans or procedures (collectively, the “Work Product”) shall be owned exclusively by the Company. Manager shall promptly disclose the Work Product to Company, and at Company’s expense, perform all actions reasonable requested by Company (whether during or after the term hereof) to establish and confirm such ownership. Company retains all copyright, trade secret, patent, trademark, trade dress, “know how,” and other intellectual property rights inherent in or arising

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from the Work Product. This Section 8.1 does not apply to any programs, documentation, policies and designs or other materials or other works of authorship developed, created or assembled by Manager for which no equipment, supplies, facility, employees or Confidential Information of the Company was used, that does not relate directly to the business of the Company and its subsidiaries, and that was developed entirely on Manager’s own time and expense, but this Section 8.1 does apply to the extent that any of the foregoing (a) relate to (i) the HOAs or (ii) the Company’s actual or demonstrably anticipated business development plans, or (b) results from any work performed by Manager for or on behalf of the Company or the HOAs.
8.2    Access to Company. Manager shall, during the term hereof, be given full access to Company, its records (other than records relating to Company’s assessment of Manager’s performance, any claim against Manager, or efforts to retain any replacement to Manager or to perform such work within the Company, or any records as to which counsel advises there is a claim of legal privilege that may be waived by allowing Manager access to those records), offices and facilities, in order that Manager may carry out its obligations hereunder.
8.3    Confidentiality. Manager recognizes that, except as otherwise specifically set forth in Section 8.1, all business information, documents, and records, are the property of Company (collectively the “Confidential Information”), and that during and after the term of this Agreement, Manager shall not, and shall cause its Affiliates not to, remove, use, disclose or reproduce such Confidential Information except for the limited purpose of fulfilling Manager’s obligations under this Agreement or as otherwise directed in writing by Company; provided, that the term Confidential Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Manager or its Affiliates in breach of this Agreement, (ii) is or becomes available to Manager on a non-confidential basis from a source other than the Company who, to Manager’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, the Company prohibiting such disclosure, or (iii) was independently developed by Manager without reference to the Confidential Information. Except as otherwise specifically set forth in Section 8.1, Manager shall not have any rights to such Confidential Information or records or to copies thereof except as may be required by applicable law; provided, that Manager may retain one (1) copy of all Confidential Information disclosed to it for archival purposes, which Confidential Information shall remain subject to the provisions of this Section 8.3 even if this Agreement is otherwise no longer in effect. Manager may disclose Confidential Information in response to any valid subpoena or other valid compulsory process, provided that Manager shall first use its commercially reasonable efforts (at Company’s sole expense) to make all legitimate, good faith objections, if any, to the production of such information and, if production is required, shall use its commercially reasonable efforts (at Company’s sole expense) to seek a protective order limiting dissemination of such Confidential Information, the contents thereof and the transactions contemplated thereby solely to persons having a need to know for purposes of the proceeding in which the production is sought. In the event that Manager is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to make any disclosure which is prohibited or otherwise constrained by this Section 8.3, Manager shall (i) provide Company with prompt notice of such request(s) so that Company may seek an appropriate protective order or other appropriate remedy (at Company’s sole expense) and/or waive Manager’s compliance with the provisions of this Section

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8.3, and (ii) cooperate with Company in its efforts to decline, resist or narrow such requests. Manager also acknowledges that any damages for breach of this Section 8.3 may be incalculable and an insufficient remedy. Accordingly, Manager agrees that in the event of any breach of this Section 8.3, Company shall be entitled to equitable relief, including injunctive relief and specific performance and without the necessity of posting any bond.
9.    MISCELLANEOUS
9.1    Assignment.
9.1.1    This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns. Neither party hereto may assign this Agreement or any rights hereunder, nor may either party delegate any of its duties to be performed hereunder, without the prior written consent of the other party hereto, provided the foregoing shall not be deemed to prevent subcontracting by Manager, as permitted by this Agreement, in which the Manager remains fully responsible for the performance of the subcontracted services.
9.1.2    For purposes of this Agreement, a Change in Control of Manager shall be deemed to be an assignment and shall require the prior written consent of the Company authorized by its Board, which consent may be granted or withheld in the sole discretion of such Board. For purposes hereof, a “Change in Control of Manager” shall be deemed to occur upon any transfer (whether with or without consideration) or upon entering into any arrangement, as a result of which transfer or arrangement Stephen J. Cloobeck (or his estate) and/or David F. Palmer would, collectively, cease to have the sole right and power to dispose of, and to vote, a majority of the outstanding voting equity interests of Manager.
9.2    Confidentiality of Agreement. The terms of this Agreement shall be maintained in confidence by both parties except where disclosure is required by law or in performance hereof.
9.3    Amendment. This Agreement may only be amended or modified by a written instrument executed by both parties. Subject first to the severability provisions set forth in Section 9.8, this Agreement shall be subject to immediate review and amendment if required by any change in state or federal regulations, including regulations pertaining to state, federal or other third-party reimbursement programs; provided, however, that any such amendment shall be subject to the approval of the parties hereto.
9.4    Headings. The headings of the various sections of this Agreement are for convenience of reference only, and shall not modify, define, limit or expand the express provisions of this Agreement.
9.5    Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either party and supersedes any prior agreement between the parties with respect to such subject matter.

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9.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which, including facsimiles thereof, shall be deemed to be an original, and each such counterpart shall together constitute the same agreement.
9.7    Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if by hand delivery, upon receipt thereof; by telefax upon confirmation of transmission; or if mailed by certified or registered mail, postage prepaid, three business days after deposit in the United States mail; or if sent by nationally recognized courier service, delivery costs prepaid, on the business day following the date of deposit at the courier service, and in any event, to be addressed to either party at the addresses provided in the signature blocks below, or at such other address as may hereafter be provided by proper notice. A courtesy copy of any notice required hereunder shall also be sent to each party’s counsel at such address as may be requested, but failure to do so shall not in any way affect the rights, obligations, and liabilities of the parties hereto.
9.8    Effect of Invalidity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the effective period of this Agreement, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Each party waives any and all claims or contests it has, based on federal or state laws proposed or in effect as of the Effective Date, which would or could allow the party to challenge the existence, validity or enforceability of this Agreement.
9.9    Applicable Law. The parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws.
9.10    Equitable Relief. Each party acknowledges and agrees that, notwithstanding anything contained in Section 7 to the contrary, the remedies at law of the other parties for any breach of this Agreement would be inadequate and agrees that in addition to any remedy at law which it may have, the other party may be granted temporary, preliminary and permanent injunctive relief in any proceeding which may be brought to enforce such provisions, without the necessity of posting a bond as security or proof of actual damage. Each party further acknowledges and agrees that any proceeding brought pursuant to this Section 9.10 may be adjudicated in a state or federal court of competent jurisdiction located in Clark County, Nevada, and that the court shall have all the necessary authority to issue the injunctive relief described herein.
9.11    Other Activities of Manager; Investment Opportunities.
9.11.1    The Company acknowledges and agrees that, except as otherwise set forth in Section 2.3 hereof, neither Manager nor any of its employees, officers, directors, Affiliates

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or associates shall be obligated to devote its, his or her full time and business efforts to the duties of Manager specified in this Agreement, but only so much of such time and efforts as may be necessary or appropriate to meet the standard of performance set forth in this Agreement. The Company further acknowledges and agrees that Manager and its Affiliates and associates are or may be engaged in the business of investing in, acquiring and/or managing businesses for their own respective accounts and for the account of other unaffiliated parties and that no aspect or element of these activities will be deemed to be engaged in for the benefit of the Company nor to constitute a conflict of interest or breach of any duty hereunder.
9.11.2    Notwithstanding anything in Section 9.11.1 to the contrary:
(a)    During the term of this Agreement, neither Manager nor any of Manager’s Affiliates shall, either directly or indirectly, personally or through the use of agents, engage in or invest in any activity or business which is in competition with the Principal Line of Business conducted by the Company or any of its subsidiaries anywhere in the world; provided that the foregoing shall not prohibit a purely passive, minority investment in any Person. While the provisions contained in this Agreement are considered by the parties to be reasonable in all circumstances, it is recognized that provisions of this Section 9.11.2, including without limitation, remedies and geographic scope, may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restriction or provisions were deleted or restricted or limited in a particular manner or if the period or area thereof were reduced or curtailed, then the said provisions shall apply with such deletion, restriction, limitation, reduction, curtailment, or modification as may be necessary to make them valid and effective. Notwithstanding anything to the contrary contained herein, the terms of this Section 9.11.2 shall not apply to any activity or business conducted by Manager or any of Manager’s Affiliates so long as the Board of Directors of the Company has approved, by unanimous vote of all of the members of such Board, such activity or business. Manager represents and warrants to the Company that as of the date hereof neither Manager nor any of Manager’s Affiliates, either directly or indirectly, personally or through the use of agents, engage in or invest in any activity or business which is in competition with the Principal Line of Business anywhere in the world, except for (i) purely passive, minority investments in any Person and (ii) any investment by Manager or any of its Affiliates in any Person, or the engagement or performance of services by Manager or any of its Affiliates on behalf of any Person, for which the Company performs one or more management services pursuant to customary management services agreements.
(b)    Manager agrees to submit (and to cause its Affiliates to submit) to the Company all business, commercial and investment opportunities presented to Manager or its Affiliates which relate to the Principal Line of Business and, unless

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approved by the Company in writing, Manager shall not (and shall cause its Affiliates to not) pursue, directly or indirectly, any such opportunities on its or its Affiliate’s own behalf. Nothing in this Section 9.11.2 shall be deemed to create any affirmative duty to seek out such opportunities nor to obligate any Person to violate any law, breach any contractual commitment or commit any tort.
9.11.3    For purposes hereof, the following terms be defined as follows:
(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. For the purpose of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(b)    “Person” means any individual, any general partnership, government entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or similar organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.
(c)    “Principal Line of Business” means all business activities related to Timeshare Opportunities, including, but not limited to, financing, development, sales, marketing, management and maintenance of interval or fractional timeshare properties and the real estate incident thereto, the acquisition and re-sale of such properties and the booking and reservation activities related thereto; provided that, for the avoidance of doubt, “Principal Line of Business” shall not include business activities related to hotels, condominiums, condo-hotels, apartment rental complexes, commercial retail centers, office complexes, casinos, or other types of real estate / hospitality developments or other activities not involving Timeshare Opportunities.
(d)    “Timeshare Opportunity” means any real estate development project or arrangement which, at the time of entering into such opportunity, is required to be licensed under or is regulated under any timeshare statute or regulation in any jurisdiction (regardless of whether such jurisdiction is the jurisdiction in which the opportunity is located, sold or marketed), including, without limitation, interval and fractional timeshares, whether conveyed via license, right to use, fee simple title or points, and any timeshare club or exchange arrangement.
9.12    Approval by the Company. As used in this Agreement, the phrases “the approval of the Company” and “discretion of the Company,” or similar words, shall mean the approval or discretion of the Company’s Board of Directors.
9.13    Section 409A. The provisions of this Agreement will be construed in favor of, and administered in accordance with, amount due and payable hereunder either being exempt from or

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complying with any applicable requirements of Section 409A as necessary to prevent the imposition of a the adverse consequences contemplated by Section 409A.
9.14    Expenses. The Company shall be responsible for and shall pay all costs and expenses incurred or to be incurred by the Company and Manager in negotiating and preparing this Agreement.
9.15    Third Party Beneficiaries. The Company and Manager hereby agree that each employee and contractor of the Company shall be treated as a third party beneficiary of the express provisions of this Agreement, but such employees and contractors shall not have any implied rights by virtue of the provisions of this Agreement and shall not, under any circumstances, be considered or deemed employees of the Company for any purpose.
[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their duly authorized representatives effective as of the Effective Date hereof.
DIAMOND RESORTS CORPORATION

10600 West Charleston Boulevard
Las Vegas, NV 89135

By: /s/ David F. Palmer

Name: David F. Palmer

Its: President and CEO
HOSPITALITY MANAGEMENT AND CONSULTING SERVICE, L.L.C.

3745 Las Vegas Boulevard South
Las Vegas, NV 89109

By:_______/s/ Stephen J. Cloobeck

Name: Stephen J. Cloobeck

Its: Managing Member

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Schedule A
December 31, 2012

Employees

Executive Vice President and Chief Financial Officer (W-2)
Executive Vice President and Chief Administrative Officer (W-2)
Executive Vice President – HR (W-2)
Vice President – HR (W-2)
Director of Finance (W-2) Executive Administrative Assistant (W-2) Regional Controller (W-2) Senior Association Auditor (W-2) Accounting Manager – 4 (W-2)
Accounting Supervisor – 2 (W-2)
Senior Staff Accountant – 6 (W-2)
Staff Accountant – 12 (W-2)
Accounting Clerk (W-2) Accounts Receivable Specialist – 2 (W-2)
Special Projects Advisor (W-2)
Vice President of Association Administration (W-2)
Vice President of HOA Management (W-2)
Association Coordinator (W-2)
Association Administrator (W-2)
Senior VP HOA Management (W-2)
Chief Fire Inspector (W-2)

Contractors

Chairman (1099)
President & Chief Executive Officer (1099)
	Maximum Annual Fee	Minimum Annual Bonus
HOA Management Services	11,500,000	6,200,000
Corporate Management Services	1,600,000	800,000

Total                         13,100,000             7,000,000

Potential Severance Obligations

President & Chief Executive Officer	2x then current base salary
Executive Vice President and Chief Financial Officer	1x then current base salary and pro rata bonus
Executive Vice President and Chief Administrative Officer	1x then current base salary and pro rata bonus
Executive Vice President, Global Human Resources	1x then current base salary